Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Pre-Effective Amendment No. 2 to the Registration Statement (Form S-3/A) and related Prospectus of Saba Software Inc. for the registration of 1,799,920 shares of its common stock and to the incorporation by reference therein of our report dated August 24, 2005, with respect to the consolidated financial statements of Saba Software Inc., included in its Annual Report (Form 10-K) for the year ended May 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Palo Alto, California

September 28, 2005